EXHIBIT 99.1

Arbutus Reports Fourth Quarter and Year End 2024 Financial Results and Provides Corporate Update

Claim construction hearing for Pfizer/BioNTech mRNA-LNP vaccine litigation occurred in December 2024; outcome pending

Jury trial in Moderna U.S. mRNA-LNP vaccine litigation scheduled for September 2025

Reviewing pipeline and development plans for HBV programs

Continued focus on efficient deployment of financial resources and personnel – terminated ATM program and implemented reduction of workforce by 57% in Q1 2025

Board has approved further changes to executive leadership team; including the appointment of Tuan Nguyen as Chief Financial Officer

Strong financial position with cash, cash equivalents and investments in marketable securities of $123M

WARMINSTER, Pa., March 27, 2025 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported fourth quarter and year end 2024 financial results and provided a corporate update.

“With my recent appointment as CEO of Arbutus, I am excited to lead the company into its next chapter,” said Lindsay Androski, President and CEO of Arbutus. “Along with Arbutus’ new directors, my focus is on evaluating strategies to accelerate the development and potential approval of imdusiran, alongside several subject matter experts being retained to assist with this evaluation. As part of this review, we have implemented a reduction in our workforce of 57%, retaining a core team well-positioned to advance imdusiran into a Phase 2b trial, and have taken additional related steps to improve our financial and operational efficiency. We will provide an update on our pipeline and development timeline upon completion of our review of our chronic hepatitis B virus (cHBV) programs.”

Ms. Androski continued, “I am also excited to welcome Tuan Nguyen to our leadership team as Chief Financial Officer. Tuan’s appointment reinforces our renewed focus on advancing our pipeline efficiently and delivering value to patients and our stakeholders. In addition, the Company announced today the departure of David Hastings, Karen Sims and Christopher Naftzger, and I would like to thank them for their valuable contributions over the past years.

We will continue to consult closely with and support our exclusive licensee Genevant Sciences to protect and defend our intellectual property, including through recently filed international lawsuits against Moderna for patent infringement in the development of its COVID-19 and RSV vaccines. We expect 2025 to be a transformative year for Arbutus.”

2024 Clinical Development Milestones

Imdusiran (AB-729)

  At the American Association for the Study of Liver Diseases (AASLD) – The Liver Meeting® in November 2024, the Company presented new data from its IM-PROVE I Phase 2a clinical trial showing that six doses of imdusiran and 24 weeks of pegylated interferon alfa-2α (IFN), a standard-of-care immunomodulator, added to ongoing nucleos(t)ide analogue (NA) therapy led to a functional cure rate of 50% (3/6) in HBeAg-negative patients with baseline HBsAg levels less than 1000 IU/mL, and an overall functional cure rate of 25% (3/12). Those patients that achieved a functional cure also seroconverted with high anti-HBs antibody levels. The data from this trial indicated that the combination of imdusiran, IFN and NA therapy was generally safe and well-tolerated.
  The Company also presented data from its IM-PROVE II Phase 2a clinical trial at AASLD showing that the addition of low dose nivolumab increased rates of HBsAg loss in cHBV patients that were first treated with imdusiran, ongoing NA therapy and Barinthus Biotherapeutics’ VTP-300, an HBV antigen-specific immunotherapy. In this clinical trial, 23% (3/13) of patients that received imdusiran, VTP-300, NA therapy and nivolumab achieved HBsAg loss by week 48. The Company is evaluating functional cure in these patients.
  The Company is reviewing development plans for a Phase 2b clinical trial of imdusiran, including potential ways to accelerate the development timeline. To assist with its review, the Company is currently retaining experts in virology, hepatitis B, and in the clinical development and approval of antiviral treatments. The Company will provide a further update once its review is complete.

AB-101 (oral PD-L1 inhibitor)

  AB-101-001 is a Phase 1a/1b double-blind, randomized, placebo-controlled clinical trial designed to investigate the safety, tolerability, pharmacokinetics, and pharmacodynamics of single- and multiple-ascending doses of AB-101, the Company’s oral PD-L1 inhibitor, in healthy subjects and patients with cHBV.
  Based on data from Part 2 of this clinical trial reported in November 2024 showing that AB-101 was generally well-tolerated with evidence of dose-dependent receptor occupancy in healthy subjects, Arbutus has moved into Part 3 which evaluates repeat doses of AB-101 for 28 days in patients with cHBV. Next steps for AB-101 will be determined upon completion of the Company’s review of its cHBV programs.

LNP Litigation

  Arbutus will continue to consult closely with and support our exclusive licensee Genevant Sciences to protect and defend Arbutus’s intellectual property, which is the subject of on-going lawsuits against Moderna and Pfizer/BioNTech. The Company, together with Genevant, is seeking fair compensation for Moderna’s and Pfizer/BioNTech’s use of Arbutus’s patented LNP technology that was developed with great effort and at a great expense, and without which Moderna’s and Pfizer/BioNTech’s COVID-19 vaccines would not have been successful.
  The claim construction hearing for the lawsuit against Pfizer/BioNTech occurred in December 2024. The court is expected to provide its ruling on the claim construction and issue a further scheduling order in 2025.
  The jury trial in the Moderna U.S. litigation is currently scheduled for September 2025. Expert discovery continues in this lawsuit. On March 3, 2025, the Company announced that alongside Genevant Sciences, it filed five international lawsuits seeking to enforce patents protecting their innovative LNP technology across 30 countries.

Corporate Updates

  In March 2025, the Company’s Board took action to reduce the Company’s workforce by 57% resulting in a total workforce after reductions of 19 employees. The Board also decided to exit the Company’s corporate headquarters in Warminster, PA, and to discontinue in-house scientific research. In connection with these actions, the Company expects to incur a one-time restructuring charge in the first quarter of 2025 of approximately $11 million to $13 million.
  Also in March 2025, the Board appointed Tuan Nguyen as Chief Financial Officer effective March 28, succeeding David C. Hastings. Additionally, the Company announced the departure of J. Christopher Naftzger as General Counsel and Chief Compliance Officer and Dr. Karen Sims as Chief Medical Officer.
  Tuan Nguyen has almost two decades of experience in biopharma working on small molecules and AAV gene therapies. Most recently, he served as Chief Financial Officer of Kinevant Sciences, a subsidiary of Roivant Sciences, dedicated to treating rare inflammatory and autoimmune diseases with significant unmet need. Prior to that he held various senior finance leadership roles at Adverum, Intarcia Therapeutics, Fibrogen, and UCB. He has helped raise over $2 billion in dilutive and non-dilutive capital. Mr. Nguyen earned his MBA with dual concentrations in Finance and Entrepreneurship, Innovation, & Change from Emory University. Mr. Nguyen will report directly to Lindsay Androski, President and CEO.

Financial Results

Cash, Cash Equivalents and Investments

As of December 31, 2024, the Company had cash, cash equivalents and investments in marketable securities of $122.6 million compared to $132.3 million as of December 31, 2023. During the year ended December 31, 2024, the Company used $64.9 million in operating activities, which was partially offset by $44.1 million of net proceeds from the issuance of common shares under its “at-the-market” (ATM) offering program and $7.5 million of proceeds from the exercise of employee stock options. The Company expects to significantly reduce its net cash burn in 2025 when compared to 2024. Given the Company’s review of its pipeline and development plans for its cHBV programs and refocused operations, the Company has terminated its ATM offering program.

Revenue

Total revenue was $6.2 million for the year ended December 31, 2024, compared to $18.1 million for the same period in 2023. The decrease of $11.9 million was due primarily to a $9.3 million decrease in revenue recognition of the upfront license fee received in 2022 from Qilu, the Company’s collaboration partner in China, Hong Kong, Macau and Taiwan, as less effort was required from the Company in 2024 compared to 2023 to support Qilu’s progress towards achieving its own imdusiran manufacturing capability. Additionally, license royalty revenues decreased $2.6 million in 2024 compared to 2023 due to a decrease in Alnylam’s sales of ONPATTRO.

Operating Expenses

Research and development expenses were $54.0 million for the year ended December 31, 2024 compared to $73.7 million for the same period in 2023. The decrease of $19.7 million was due primarily to: i) a decrease in clinical expenses related to the discontinuation of the Company’s coronavirus and AB-161 programs during the fourth quarter of 2023; ii) a decrease in research activities and preclinical study costs for AB-101 which is now in a Phase 1a/1b clinical trial; and iii) cost savings from the Company’s decision in August 2024 to streamline the organization to focus its efforts on advancing the clinical development of imdusiran and AB-101, which included ceasing all discovery efforts, discontinuing its IM-PROVE III clinical trial and reducing its workforce by 40%. These actions in August 2024 resulted in the Company incurring a one-time restructuring charge of $3.7 million in the third quarter of 2024.

General and administrative expenses were $22.1 million for the year ended December 31, 2024, compared to $22.5 million for the same period in 2023. This decrease was due primarily to decreases in employee compensation-related expenses, partially offset by an increase in litigation-related legal fees.

Net Loss

For the year ended December 31, 2024, our net loss was $69.9 million, or a loss of $0.38 per basic and diluted common share, as compared to a net loss of $72.8 million, or a loss of $0.44 per basic and diluted common share, for the year ended December 31, 2023.

Outstanding Shares

As of December 31, 2024, the Company had 190.0 million common shares issued and outstanding, as well as 16.9 million stock options and unvested restricted stock units outstanding. Roivant Sciences Ltd. owned approximately 20% of the Company’s outstanding common shares as of December 31, 2024.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Revenue
Collaborations and licenses	$3,919	$14,274
Non-cash royalty revenue	2,252	3,867
Total revenue	6,171	18,141
Operating expenses
Research and development	54,037	73,700
General and administrative	22,108	22,475
Change in fair value of contingent consideration	2,625	69
Restructuring costs	3,720	—
Total operating expenses	82,490	96,244
Loss from operations	(76,319)	(78,103)
Other income (loss)
Interest income	6,585	5,688
Interest expense	(137)	(459)
Foreign exchange gain	(49)	25
Total other income	6,399	5,254
Net loss	$(69,920)	$(72,849)
Net loss per common share
Basic and diluted	$(0.38)	$(0.44)
Weighted average number of common shares
Basic and diluted	185,608,874	165,960,379

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	December 31, 2024	December 31, 2023
Cash, cash equivalents and marketable securities, current	$122,623	$126,003
Accounts receivable and other current assets	4,693	6,024
Total current assets	127,316	132,027
Property and equipment, net of accumulated depreciation	3,309	4,674
Investments in marketable securities, non-current	—	6,284
Right of use asset	1,048	1,416
Other non-current assets	34	—
Total assets	$131,707	$144,401

Accounts payable and accrued liabilities	$7,564	$10,271
Deferred license revenue, current	7,571	11,791
Lease liability, current	483	425
Total current liabilities	15,618	22,487
Liability related to sale of future royalties	4,829	6,953
Deferred license revenue, non-current	2,863	—
Contingent consideration	10,225	7,600
Lease liability, non-current	806	1,343
Total stockholders’ equity	97,366	106,018
Total liabilities and stockholders’ equity	$131,707	$144,401

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Twelve Months Ended December 31,
	2024	2023
Net loss	$(69,920)	$(72,849)
Non-cash items	7,899	5,146
Change in deferred license revenue	(1,357)	(10,664)
Other changes in working capital	(1,472)	(7,569)
Net cash used in operating activities	(64,850)	(85,936)
Net cash provided by investing activities	22,948	50,773
Issuance of common shares pursuant to the Open Market Sale Agreement	44,123	29,852
Cash provided by other financing activities	7,873	795
Net cash provided by financing activities	51,996	30,647
Effect of foreign exchange rate changes on cash and cash equivalents	(49)	25
Increase/(decrease) in cash and cash equivalents	10,045	(4,491)
Cash and cash equivalents, beginning of period	26,285	30,776
Cash and cash equivalents, end of period	36,330	26,285
Investments in marketable securities	86,293	106,002
Cash, cash equivalents and marketable securities, end of period	$122,623	$132,287

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all HBV viral proteins and antigens including hepatitis B surface antigen, which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to respond to the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine (GalNAc) delivery technology enabling subcutaneous delivery. In a Phase 2a clinical trial, imdusiran achieved meaningful functional cure rates in patients with cHBV when combined with pegylated interferon (IFN) alfa-2α and nucleos(t)ide analogue (NA) therapy. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in hepatitis B surface antigen and hepatitis B DNA. The Company is currently reevaluating plans for a Phase 2b clinical trial of imdusiran combined with IFN and NA therapy.

About AB-101

AB-101 is an oral PD-L1 inhibitor candidate that is designed to allow for controlled checkpoint blockade while minimizing the systemic safety issues typically seen with checkpoint antibody therapies. Immune checkpoints such as PD-1/PD-L1 play an important role in the induction and maintenance of immune tolerance and in T-cell activation. Preclinical data generated thus far indicates that AB-101 mediates re-activation of exhausted HBV-specific T-cells from cHBV patients. AB-101 is currently being evaluated in a Phase 1a/1b clinical trial.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by the hepatitis B virus (HBV). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. Chronic HBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from chronic HBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from chronic HBV infection. Approximately 1.1 million people die every year from complications related to chronic HBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The company is currently developing imdusiran (AB-729) for the treatment of chronic HBV infection. Through its ownership stake in and license to Genevant Sciences, Arbutus is also focused on maximizing opportunities for its in-house developed Lipid Nanoparticle (LNP) delivery technology. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the potential to lead to a functional cure for HBV; the result of Arbutus’ review of its pipeline and development plans for its cHBV programs; the potential for Arbutus’ product candidates to achieve success in clinical trials; Arbutus’ plans with respect to the ongoing patent litigation matters, and the expected timing thereof; the potential that the management changes will renew focus on advancing the Company’s pipeline efficiently and delivering value to patients and Arbutus’ stakeholders; the expectation that 2025 will be a transformative year for Arbutus; and Arbutus’ expected financial condition.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; Arbutus and its collaborators may never realize the expected benefits of the collaborations; Arbutus’ workforce reduction and plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com